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      USX Corporation
      Public Affairs
      600 Grant Street
      Pittsburgh, PA 15219-4776
      412 433 6870



                                                                   Exhibit (a)9

      News


[LOGO OF USX]

                                        Contact:   William E. Keslar
                                                   Don H. Herring
                                                   (412) 433-6870


   USX OFFER TO EXCHANGE FOR ITS 6.50% CUMULATIVE CONVERTIBLE
   PREFERRED STOCK EXTENDED TO MAY 15


   FOR IMMEDIATE RELEASE
   ---------------------

         PITTSBURGH, May 13 -- USX Corporation (NYSE: MRO, X, DGP) said today that it has extended the deadline to exchange 6.75% Convertible Quarterly Income Preferred Securities of USX Capital Trust I, a Delaware statutory business trust, for up to 6.7 million shares of its currently outstanding 6.50% Cumulative Convertible Preferred Stock.

         The offer has been extended to 12 midnight May 15, 1997.

         Approximately 3.9 million shares of the 6.50% Cumulative Convertible Preferred Stock were deposited in response to the exchange offer as of the close of business on May 12, 1997.



                                    -o0o-

   1997-5-13




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